Exhibit 10.cccc

Summary Sheet of Compensation Arrangement Between Cinergy Corp. and its
Non-Employee Directors

Effective January 1, 2005, the fees paid to the non-employee Directors of the Cinergy Corp. Board of Directors will consist of:

Type of Fee	Amount
Annual Board Retainer	$60,000 (payable 50% each in cash and stock)
Annual Committee Retainer	$ 8,500
Annual Committee Chair Retainer	$ 8,500
Annual Lead Director Retainer	$ 5,000
Board Meeting Attendance	$ 2,000 ($1,250 if attended by conference call)
Committee Meeting Attendance	$ 2,000 ($1,250 if attended by conference call)
Annual Equity Award	450 units of Cinergy common stock

In addition, when a non-employee Director is first elected to the Board, he or she is granted a non-qualified stock option to purchase 12,500 shares of Cinergy common stock.  Cinergy also reimburses all non-employee Directors for expenses incurred to attend and participate at Board and Committee meetings.